TEREX CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TEREX CORPORATION

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The purpose of this Amended and Restated Supplemental Executive Retirement Plan (the "Plan"), which was originally effective as of October 1, 2002 (the "Effective Date"), is to provide a further means whereby Terex Corporation (the "Company") may afford financial security to a select group of executives of the Company who render valuable services to the Company. The Plan constitutes an important contribution toward such executives' continued growth and success by providing for additional future compensation so that such executives may be retained and their productive efforts encouraged, all as provided herein. The Plan is intended to be an unfunded plan maintained for a "select group of management or highly compensated employees" as defined in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of the Employee Retirement Income Security Act of 1974, as amended. The Plan is hereby amended and restated, effective January 1, 2005, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder ("Section 409A"). The Plan is frozen as to new Participants effective December 31, 2008.

I

DEFINITIONS

1.       As used in the Plan, terms defined parenthetically immediately after their use shall have the respective meanings provided by such definitions, and the following words and phrases shall have the meanings specified below (in either case, such terms shall apply equally to both the singular and plural forms of the terms defined), unless a different meaning is plainly required by the context:

Actuarial Equivalent. "Actuarial Equivalent" means a benefit of equivalent value to a benefit or benefits payable to a Participant hereunder, calculated in accordance with (a) the "applicable mortality table", as defined in Section 417(e)(3) of the Code and (b) an interest rate of 8% compounded annually, provided that for purposes of Section 3.3(b) the interest rate shall be the applicable federal mid-term rate under Section 1274(d) of the Code on the Benefit Commencement Date.

Beneficiary. "Beneficiary" shall mean the person or persons designated by a Participant pursuant to Section 8.1 to receive the benefits to which a Participant is entitled upon the death of the Participant or, upon the death of such designated person or persons, the estate of a Participant.

Benefit Commencement Date. "Benefit Commencement Date" means the date a Participant receives or first begins to receive payment of benefits under the Plan, as applicable.

Board. "Board" means the Board of Directors of the Company.

Cause. "Cause" shall have the definition set forth in the Participant's employment agreement with the Company, or, absent an employment agreement defining Cause, Cause shall mean the Participant’s (i) continuing and material failure to fulfill his or her employment obligations or willful misconduct or gross neglect in the performance of his or her duties as an officer or employee of the Company, (ii) commission of fraud, misappropriation or embezzlement in the performance of his or her duties as an officer or employee of the Company or (iii) conviction of a felony, which, as determined in good faith by the Board, constitutes a crime that may result in material harm to the Company.

Change of Control. "Change of Control" means (i) the consummation of an acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) or group (as described in regulations under Section 409A of the Code) of 40 percent or more of the combined voting power of the Company’s then outstanding securities; (ii) a change in the composition of the Board occurring within any twelve-month period, as a result of which fewer than a majority of the directors are Incumbent Directors ("Incumbent Directors" shall mean directors who either (A) are members of the Board as of the Effective Date or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board); or (iii) the consummation of (A) a complete liquidation or dissolution of the Company or (B) a merger or consolidation with the Company or in which securities of the Company are issued or the sale of all or substantially all of the Company’s assets (collectively, a "Business Combination") other than a Business Combination immediately after which (x) the stockholders of the Company immediately before the Business Combination beneficially own, directly or indirectly, more than 80 percent of the combined voting power of the voting securities of the corporation or other business entity resulting from the Business Combination (which in the case of a sale of substantially all of the Company's assets means the corporation or other business entity acquiring such assets) (the "Resulting Corporation"), (y) at least a majority of the Board of directors of the Resulting Corporation or the direct or indirect parent corporation of the Resulting Corporation are Incumbent Directors and (z) no individual, entity or group (excluding the Resulting Corporation or any employee benefit plan of the Resulting Corporation) beneficially owns, directly or indirectly, 20 percent or more of the combined voting power of the securities of the

Resulting Corporation, who did not own such securities immediately before the Business Combination; provided that, in any case, the event constitutes a "change in the ownership or effective control" of the Company or a "change in the ownership of a substantial portion of the assets" of the Company, in each case, within the meaning of Section 409A.

Committee. The "Committee" shall mean the Compensation Committee of the Board.

Compensation. "Compensation" means, for any calendar year, the sum of a Participant's base salary and annual cash bonus earned during such calendar year (including any base salary or bonus amounts deferred at the direction of the Participant).

Disability. A Participant will be considered to have a "Disability" if the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months. "Disabled" shall refer to a Participant who has been determined to have a Disability.

Early Retirement. "Early Retirement" means the Termination of Employment on or after his or her Early Retirement Date and prior to his or her Normal Retirement Date.

Early Retirement Age. "Early Retirement Age" means the date on which a Participant attains age 55.

Early Retirement Benefit. "Early Retirement Benefit" means a benefit calculated under Section 3.2(b).

Early Retirement Date. "Early Retirement Date" shall be the first day of the month next following the attainment by a Participant of Early Retirement Age.

Employment. "Employment" refers to full-time or substantially full-time employment by the Company or any of its subsidiaries.

Final Average Compensation. "Final Average Compensation" is an amount equal to a Participant's average Compensation during his or her final 5 Years of Service.

Good Reason. "Good Reason" shall have the definition set forth in the Participant's employment agreement with the Company, or, absent an employment agreement defining Good Reason, Good Reason shall mean the occurrence of one or more of the following, without the Participant's prior written consent: (i) a material change, adverse to the Participant, in his or her position, title or office, status, rank, nature of responsibilities or authority within the Company, except in connection with termination of his or her employment for Cause or Disability or as a result of action by the Participant, (ii) assignment of duties to the Participant that are materially inconsistent with and adverse to his or her duties, status, rank, responsibilities or authority, (iii) decrease in the Participant's base salary, annual bonus opportunity or benefits (other than any such decrease applicable to executives of the Company generally), and (iv) relocation of the Participant's principal place of business to a location more than 50 miles from its location on the date when he or she first became a Participant.

Normal Form. "Normal Form" means a monthly benefit payable in the form of a single life annuity for the life of Participant with payment guaranteed for 120 months.

Normal Retirement Age. "Normal Retirement Age" means the date on which a Participant attains age 65.

Normal Retirement Benefit. "Normal Retirement Benefit" means a benefit calculated under Section 3.2(a).

Normal Retirement Date. "Normal Retirement Date" shall be the first day of the month next following the attainment by a Participant of Normal Retirement Age.

Participant. A "Participant" is any senior officer or other key employee of the Company who has become a participant in the Plan pursuant to Article II.

Participant Notice. "Participant Notice" means the written notice that shall be provided by the Company to a Participant notifying him or her of his or her participation in the Plan and specifying any special terms or conditions applicable to such Participant's participation in the Plan.

Primary Insurance Amount. "Primary Insurance Amount" means the primary insurance amount payable on a monthly basis to the Participant on his or her Normal Retirement Date (excluding any benefit payable on behalf of a spouse or other dependent) as provided under the Federal Social Security Act or any other similar applicable national benefit program as in effect on such date. The Primary Insurance Amount shall be determined on the following assumptions, notwithstanding facts to the contrary:

(1)      The Participant's salary history shall begin with calendar year 1951 or the calendar year he or she attains age 22, whichever is later, and end with the calendar year preceding the calendar year in which occurs the later of his or her Benefit Commencement Date or his or her Normal Retirement Date (including years when he or she was not employed by the Company) (the "Salary History Period").

(2)      The Participant will be deemed to have earned wages in excess of the Social Security Act wage base during each year of the Salary History Period.

(3)      The Participant will be deemed to have been employed in the United States during each year of the Salary History Period.

(4)      The Participant's Primary Insurance Amount under the Social Security Act will commence payment with the month in which the Participant attains his or her Normal Retirement Date or if his or her Termination of Employment occurs thereafter, the month in which occurs his or her Termination of Employment.

In the case of any Participant who may be entitled to government provided retirement benefits payable by a government or a government sponsored retirement program other than the United States, such benefits shall be included in the Participant's Primary Insurance Amount and shall be calculated on a basis and using assumptions that are comparable to the foregoing.

Supplemental Retirement Benefit. "Supplemental Retirement Benefit" means for any Participant a benefit payable in the Normal Form, commencing on the Participant's Normal Retirement Date or, if later, the date on which his or her Termination of Employment occurs, and equal to the excess of (a) one-twelfth of the product of 2% times the Participant's Years of Service (not to exceed 20) times the Participant's Final Average Compensation over (b) an amount payable in the Normal Form equal to the Actuarial Equivalent of the sum of the following amounts: (i) 50% of the Participant's Primary Insurance Amount and (ii) the Participant's accrued benefit under any other qualified (under Section 401(a) of the Code) defined benefit pension plan maintained by the Company or any of its subsidiaries.

Termination of Employment. "Termination of Employment" means the ceasing of the Participant's Employment for any reason whatsoever, whether voluntarily or involuntarily.

Years of Service. "Years of Service" shall mean the calendar years during which a Participant was employed by the Company (or any company acquired by the Company or any of its subsidiaries), commencing with the calendar year commencing on the January 1 nearest his or her date of hire and ending with the calendar year in which his or her Termination of Employment occurs, if such Termination of Employment occurs after the June 30th of that year, or the prior calendar year if such Termination of Employment occurs prior to the July 1st of the year in which such Termination of Employment occurs. The Committee may, in the Participant Notice or at any time thereafter, provide a Participant with credit for additional Years of Service in respect of periods for which he or she would not otherwise receive credit under the previous sentence.

II

ELIGIBILITY AND PARTICIPATION

2.1     Eligibility. Any senior officer or other key employee of the Company shall be eligible to participate in the Plan.

2.2     Participation. An eligible officer or key employee shall become a Participant in the Plan upon approval by the Committee and notification by Company's Chief Executive Officer that he or she has been selected to participate in the Plan. The effective date of a Participant's participation in the Plan shall be the date he or she receives the Participant Notice or such other date as may be determined by the Committee and as set forth in the Participant Notice. Notwithstanding the above to the contrary, no senior officer or other employee of the Company shall be selected to participate in the Plan after December 31, 2008.

2.3     Terms and Conditions of Participants. Unless specified by the Committee in the Participant Notice, a Participant's participation in the Plan shall be as set forth in the terms of the Plan. The Committee may determine in the case of any Participant that the terms and conditions of his or her participation in the Plan shall be different than those set forth in the Plan (e.g., additional Years of Service); provided that such determination shall be made and applied in a manner that complies with Section 409A of the Code. However, unless set forth in the Participant Notice, no special terms and conditions applicable to any Participant shall be less favorable to the Participant than those provided for by the terms of the Plan.

2.4     Cessation of Participation. An individual shall cease to be a Participant in the Plan once he or she has received from the Company all benefits to which he or she is entitled under the Plan.

III

RETIREMENT BENEFITS

3.1     Vesting and Timing of Retirement Benefit. A Participant will vest in his or her right to receive a benefit under this Plan on the earlier of (a) the Participant’s attainment of Normal Retirement Age during Employment and (b) the date on which the Participant has completed ten Years of Service (such earlier date, the “Vesting Date”). Except as provided in Section 3.3(b) or Article IV, a Participant will be entitled to commence receiving a benefit under this Plan, to the extent vested, on the Participant’s Benefit Commencement Date, which shall be the later of (i) the first day of the month next following the Participant’s Termination of Employment and (ii) the Participant’s Early Retirement Date.

3.2     Amount of Retirement Benefit. Except as provided in Section 3.4 or Article IV,

(a)     in the event that a Participant's Termination of Employment occurs on or after the Participant’s Normal Retirement Age, the Participant shall be entitled to receive a benefit payable in the Normal Form in an amount that is equal to the Participant's Supplemental Retirement Benefit.

(b)     in the event that a Participant’s Termination of Employment occurs (i) prior to his or her Normal Retirement Age and (ii) after the date on which the Participant has completed ten Years of Service, the Participant shall be entitled to receive a benefit payable in the Normal Form in an amount that is equal to the Actuarial Equivalent of the Participant’s accrued Supplemental Retirement Benefit, determined as of his or her Benefit Commencement Date.

3.3     Termination Without Cause or for Good Reason. In the event of a Participant's Termination of Employment by the Company without Cause or by the Participant for Good Reason,

(a)     except as provided in Section 3.3(b), if such Termination of Employment occurs prior to the Participant's Vesting Date, the Participant shall nevertheless be entitled to receive a benefit pursuant to Section 3.2 based on the Participant’s actual number of Years of Service. The amount of such benefit shall be determined in accordance with Section 3.2(a) or (b), as the case may be, as of his or her Benefit Commencement Date (determined in accordance with Section 3.1) based on the Participant's Supplemental Retirement Benefit; and

(b)     if such Termination of Employment occurs within two years following a Change in Control, the Company shall pay to the Participant within 30 days after his or her Termination of Employment, a cash lump sum equal to the Actuarial Equivalent of his or her Supplemental Retirement Benefit.

3.4	Termination for Cause.

(a)     A Participant whose Employment is terminated by the Company shall not be entitled to receive any benefit under the Plan if

(i)     such Participant’s Employment is terminated by the Company for Cause prior to the Participant’s Vesting Date; or

(ii)   such Participant’s Employment is terminated by the Company for one of the reasons specified in clauses (ii) or (iii) of the definition of Cause after the Participant’s Vesting Date.

(b)     A Participant whose Employment is terminated by the Company for the reason specified in clause (i) of the definition of Cause after the Participant’s Vesting Date shall continue to be entitled to receive benefits in accordance with Sections 3.1 and 3.2 of the Plan.

3.5     Disability. If a Participant becomes Disabled and experiences a Termination of Employment after his or her Vesting Date, Sections 3.1 and 3.2 will govern the timing and amount of the Participant’s benefit hereunder. Notwithstanding any other provision of the Plan to the contrary, a Participant who becomes Disabled and experiences a Termination of Employment prior to the Participant’s Vesting Date shall:

(a)     be considered to be a Participant in the Employment of the Company, for purposes of determining the amount of such Participant’s Supplemental Retirement Benefit (based on the assumption that his or her Compensation, as of the date his or her Disability commenced, continued at the same rate), until the date that is the earliest of (i) five years from the date such Participant becomes Disabled, (ii) the date on which the Participant has completed ten Years of Service, or (iii) the Participant's Normal Retirement Age;

(b)     become immediately vested in the right to receive a benefit under this Plan effective as of the Participant’s Termination of Employment; and

(c)     be entitled to receive a benefit commencing at the time provided in Section 3.1.

In the event a Participant becomes Disabled prior to his Benefit Commencement Date, the monthly Supplemental Retirement Benefit payable to the Participant for any month shall be in an amount provided pursuant to Section 3.2(b) less the amount of any long-term disability benefit received by the Participant for that month under any long-term disability insurance policy maintained by or through the Company or any of its subsidiaries through the Participant’s Normal Retirement Date.

3.6     Failure to Vest. Upon any Termination of Employment prior to the Participant’s Vesting Date, other than by reason of the Participant’s death or a Termination of Employment described in Section 3.2, 3.3 or 3.5, he or she shall not be entitled to receive any benefit under the Plan.

3.7     Alternative Form of Benefit. In lieu of receiving his or her benefit under Section 3.2, 3.3(a) or 3.5 in the Normal Form, a Participant may elect to receive his or her benefit as a reduced monthly benefit in the form of a joint and 50% survivor annuity (the "Alternative Form"). The Alternative Form shall be payable for the life of the Participant and if the Participant's spouse (or other Beneficiary approved by the Committee) on his or her Benefit Commencement Date survives the Participant, the surviving spouse (or other Beneficiary, if applicable) will receive for the remainder of his or her life, a monthly amount equal to 50% of the monthly amount that was being paid to the Participant. The Alternative Form shall be the Actuarial Equivalent of the Normal Form. To receive the Alternative Form, a Participant must file a written election with the Committee at least 90 days before the Benefit Commencement Date. An election to receive the Alternative Form shall be irrevocable; provided that if the Participant's spouse (or other Beneficiary, if applicable) dies after the election is made and before the Benefit Commencement Date and no new Beneficiary is named, the benefit, if any, shall be paid in the Normal Form; and provided further, that if the Participant dies after the election is made and before the Benefit Commencement Date the election shall be null and void and Article IV shall apply.

IV

DEATH BENEFITS

4.1      Death Before Early Retirement Age but After Vesting Date. If a Participant dies prior to his or her Early Retirement Age but after his or her Vesting Date, his or her Beneficiary shall be entitled to receive payments monthly for 120 months, commencing on what would have been the Participant’s Early Retirement Date, equal to the Actuarial Equivalent of the benefit that the Participant would have received in the Normal Form on that date.

4.2     Death After Early Retirement Age and Vesting Date But Before Benefit Commencement Date. If a Participant dies after his or her Early Retirement Age and Vesting Date but, in any case, before such Participant’s Benefit Commencement Date, his or her Beneficiary shall be entitled to receive payments monthly for 120 months, commencing on the first day of the month immediately succeeding the date of death of the Participant equal to the Actuarial Equivalent of the Normal Form of benefit that the Participant had accrued at that date.

4.3     Death After Benefit Commencement Date. If a Participant dies after his or her Benefit Commencement Date and before he or she has received 120 monthly payments, his or her Beneficiary will continue to receive the monthly benefit to which the Participant was entitled until a total of 120 monthly payments have been made; provided, however, that if the Participant elected to receive the Alternative Form, no death benefit will be payable under the Plan unless the Participant is survived by his or her spouse (determined as of the Benefit Commencement Date) or Beneficiary, as applicable, in which event his or her spouse or Beneficiary, as applicable, will be entitled to receive the benefit provided in Section 3.7.

4.4     Death Before Vesting. If a Participant dies before his or her Vesting Date, no benefit shall be payable under the Plan in respect of the Participant.

V

PAYMENT

5.1     Commencement of Payments. Payment or commencement of payments under this Plan shall be made or begin as promptly as practicable following the occurrence of an event or the satisfaction of all conditions which entitles a Participant (or a Beneficiary) to payment or payments under this Plan as described in Articles III and IV. Notwithstanding the foregoing, distribution of a benefit payable under Article III by reason of the Termination of Employment of a "Key Employee" (as defined below), shall not be made before six months after such Termination of Employment or the Participant’s death, if earlier. At the end of such six-month period, all payments that would have been made but for the prior sentence shall be paid in a lump sum on the first day of the seventh month following such Participant’s Termination of Employment, without interest, and remaining payments, if any, shall commence in accordance with the applicable payment schedule under Article III hereof. "Key Employee" shall mean a Participant who is treated as a "specified employee" under Section 409A(a)(2)(B)(i) of the Code, i.e., a key employee of the Company (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof). The Committee shall determine which employees shall be deemed Key Employees using December 31st as an identification date.

5.2     Withholding. To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes required to be withheld by the Federal or any state or local government. If the Company is required to withhold employment or other taxes prior to the payment of benefits under the Plan, the Company shall make appropriate arrangements with the Participant with respect to such withholding.

5.3     Acceleration of Payments. Notwithstanding any provision of this Plan to the contrary, the Company may, in its discretion, accelerate the payment of all or any portion of a Participant’s benefits under this Plan, but only to the extent permitted under any applicable exception to the prohibition on acceleration of payments under Treasury Regulation Section 1.409A-3(j)(4), subsections (ii) through (xiv) (for example, in accordance with a domestic relations order, for payments less than $15,500 (indexed), for the payment of certain employment, state, local or foreign taxes or taxes imposed under Section 409A of the Code, cancellation of deferrals due to an unforeseeable hardship or disability, plan termination and liquidation, to satisfy certain debts of the Participant to the Company or in settlement of certain bona fide disputes).

5.4     Transition Election – Deferred Compensation Plan. Notwithstanding any provision of this Plan to the contrary, a Participant may elect, on or before December 31, 2008, to have his benefit under this Plan (a) converted to a lump sum amount, based on the Actuarial Equivalent of his benefit as of December 31, 2008, and (b) distributed pursuant to the terms of the Terex Corporation 2005 Deferred Compensation Plan, provided that any such election shall not operate to (i) accelerate the distribution of benefits into 2008 or (ii) defer the distribution of benefits otherwise payable in 2008 to a subsequent year. With respect to any Participant who makes such an election, effective January 1, 2009, the Participant shall not be entitled to any benefits under this Plan and the Company shall have no liability to the Participant for any benefits under this Plan.

VI

ADMINISTRATION

6.1     Administration of Plan. The Committee shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms. The Committee shall establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan, including, but not limited to, such additional terms and conditions with respect to a Participant as the Committee, in its sole discretion, may deem necessary or advisable. All decisions of the Committee shall be by vote of a majority of its members or written consent of all of its members and shall be final, binding and conclusive on all persons. Members of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member as a Participant.

6.2     Indemnification of Committee Members. The Company shall indemnify and hold harmless each member of the Committee from any and all claims, loss, damages, expenses (including reasonable counsel fees approved by the Company), and liability (including any reasonable amounts paid in settlement with the Company's approval), arising from any act or omission of such member, except when the same is judicially determined to be due to the willful misconduct of such member.

6.3	Claims Procedure.

(a)	Claims for Benefits. If any person or the authorized

representative of the person believes that the person is being denied benefits to which he or she is entitled hereunder, the person or his or her representative (the "Claimant") may file a written claim for such benefits with the Company. If such claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. Such claims should be sent to the following address:

Terex Corporation
Human Resources Department
200 Nyala Farm Road
Westport, Connecticut 06880

The written claim must state: (i) the reason for making the claim; (ii) the facts supporting the claim; (iii) the amount claimed; and (iv) the Claimant’s name and address.

(b)	Notice of Determination. If a claim is wholly or partially

denied, the Company will issue a determination in writing within a reasonable period of time, but no later than 90 days after receipt of the claim. If special circumstances justify extending the period up to an additional 90 days, the Claimant will be given written notice of this extension within the initial 90-day period and the notice will explain the special circumstances and the date a decision is expected. A notice of adverse determination will be written in a manner calculated to be understood by the Claimant and will contain: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific Plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, along with an explanation of why this material or information is necessary; (iv) a description of the Plan’s review procedures and time limits applicable to these procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(c)	Appeal of Adverse Determination. A Claimant may appeal an

adverse determination to the committee designated by the Board to determine such appeals (the "Appeals Committee"), and receive a full and fair review of the claim and adverse determination. The Claimant’s appeal must be written and filed within 60 days of the Claimant’s receipt of the notification of adverse determination. The written request for appeal should contain: (i) a statement of the ground on which the appeal is based; (ii) reference to the applicable provisions of the Plan; (iii) the reason or argument why the Claimant believes the claim should be granted and evidence supporting each reason or argument; and (iv) any other relevant documents or comments that the Claimant wishes to include. The Appeals Committee will provide the Claimant the opportunity to submit written comments, documents, records and other information relating to the claim, and the Appeals Committee will take such information into account during the appeal without regard to whether such information was submitted or considered in the initial determination. The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.

(d)	Decision. The Appeals Committee will deliver to the

Claimant an electronic or written decision on the appeal within a reasonable period, but no later than 60 days after the receipt of the Claimant’s request for the review, unless special circumstances exist that justify extending this period up to an additional 60 days. If the period is extended, the Claimant will be given written notice of this extension during the initial 60-day period, and the notice will set forth the special circumstances requiring an extension and the date a decision is expected. A notice of adverse determination on appeal will be written in a manner calculated to be understood by the Claimant and will contain: (i) the specific reason or reasons for the adverse determination; (ii) references to the specific Plan provisions on which the determination is based; (iii)          a statement that the Claimant may receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

(e)     Standard of Review. A claimant must pursue the claim and appeal rights described above before seeking any other legal recourse regarding claims for benefits. Any further review, judicial or otherwise, of the Company’s decision on the claim will be limited to whether, in the particular instance, the Company abused its discretion. In no event will any further review, judicial or otherwise, be on a de novo basis, because the

Company has discretionary authority to determine eligibility for benefits under the Plan and to construe and interpret the terms of the Plan.

VII

AMENDMENT OR TERMINATION

7.1     Company's Right to Amend or Terminate. The Company reserves the sole right to terminate the Plan at any time. Each Participant shall be fully vested in his or her Supplemental Retirement Benefit upon a termination of the Plan. The Company further reserves the right in its sole discretion to amend the Plan in any respect, provided, however, that no such amendment (i) that adversely affects a Participant's rights with respect to benefits theretofore accrued by the Participant shall be effective unless the Participant consents to such amendment in writing and (ii) shall effect the timing or form of the distribution of a benefit hereunder in a manner that would violate Section 409A of the Code. Notwithstanding the foregoing, the Plan may not be amended or terminated prior to a Change in Control if such amendment or termination is effected (a) at the request of any third party who has indicated an intent or taken steps to effectuate a Change of Control, or (b) otherwise in connection with or in anticipation of a Change in Control. A Participant’s entire benefit shall be distributed to the Participant (or Beneficiary) following termination of the Plan in such form and on the earliest date permitted under Section 409A.

7.2     Procedure for Amendment or Termination. Subject to the provisions of Section 7.1, the Plan may be amended or terminated at any time by action of the Board of Directors.

VIII

MISCELLANEOUS

8.1     Beneficiaries. Each Participant shall have the right, by giving written notice to the Committee on such form as the Committee shall adopt, to designate a Beneficiary or Beneficiaries to receive payments which become available under the Plan should the Participant die. A Beneficiary who becomes entitled to receive benefits pursuant to Section 4.2 or 4.3 (an "Initial Beneficiary") shall have the right, by giving written notice to the Committee on such form as the Committee shall prescribe, to designate a Beneficiary to receive any benefits payable under the Plan should the Initial Beneficiary die. A Participant or a Beneficiary, as the case may be, may change the designated Beneficiary by filing a new beneficiary designation form with the Committee, which change shall become effective upon receipt by the Committee. If a Participant or a Beneficiary, as the case may be, dies and has not designated a Beneficiary, the estate of the deceased Participant or Beneficiary, as the case may be, shall be deemed to be the Beneficiary.

8.2     No Right to Company Assets. Neither a Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder, nor in or to any policy or policies of insurance on the life of a Participant owned by the Company. No trust shall be deemed to be created by the execution or adoption of this Plan, and any benefits which become payable hereunder shall be paid from the general assets of the Company. The Company may establish a trust pursuant to a trust agreement and make contributions thereto for the purpose of paying benefits hereunder; provided, however, that the establishment of or contributions to such trust shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any assets of the Company.

8.3     No Employment Rights. Nothing herein shall constitute a contract of continuing employment or in any manner obligate the Company to continue the service of a Participant, or obligate a Participant to continue in the service of the Company, and nothing herein shall be construed as fixing or regulating the compensation paid to a Participant.

8.4     Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of any Participant's or any other person's bankruptcy or insolvency. Notwithstanding the foregoing, all or a portion of a Participant’s benefit under the Plan may be paid to another person as specified in a domestic relations order that the Company determines is a "domestic relations order" as defined in Code section 414(p)(1)(B).

8.5     Protective Provisions. The Participant and any Beneficiary who may become entitled to receive benefits under the Plan will cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company. If a Participant or Beneficiary refuses so to cooperate, the Company shall have no further obligation to the Participant or Beneficiary under the Plan.

8.6     Offset. If at the time payments or installments of payments are to be made hereunder a Participant or his or her surviving spouse is indebted to the Company, then the payments remaining to be made to the Participant or his or her surviving spouse or both may, at the discretion of the Board of Directors, be reduced by the amount of such indebtedness; provided, however, that an election by the Board of Directors not to reduce any such payment or payments shall not constitute a waiver of the Company's claim for such indebtedness.

8.7     Infancy or Incompetence. If the Committee determines that any person entitled to payments under the Plan is an infant or incompetent by reason of physical or mental disability, it may cause all payments thereafter becoming due to such person to be made to any other person for such person's benefit in accordance with applicable law, without responsibility for application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Plan, the Company and the Committee (if any).

8.8     Forfeiture of Payments. If the Company is unable to make payment to any Participant or other person to whom a payment is due under the Plan because it cannot ascertain the identity or whereabouts of such Participant or other person after reasonable efforts have been made to identify or locate such person (including a notice of the payment so due mailed to the last known address of such Participant or other person as shown on the records of the Company), such payment and all subsequent payments otherwise due to such Participant or other person shall be forfeited twenty-four (24) months after the date such payment first became due; provided, however, that such payment and any subsequent payments shall be reinstated retroactively, no later than sixty (60) days after the date on which the Participant or person is identified or located.

8.9     Gender and Number. Wherever appropriate herein, the masculine may mean the feminine and the singular may mean the plural or vice versa.

8.10   Notice. Any notice required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the Secretary of the Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

8.11   Validity. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

8.12   Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles, except to the extent preempted by federal law.